Exhibit 99.1

American Spectrum Realty Announces Purchase of Office Building in Houston;
 Purchase Increases American Spectrum's Total Leasable Space in Texas to
                  Approximately 1,050,000 Square Feet

    HOUSTON--(BUSINESS WIRE)--Feb. 6, 2006--American Spectrum Realty, Inc. (AMEX:AQQ), a real estate investment and management company, headquartered in Houston, Texas, announced today the purchase of a ten-story office building in Houston, Texas on February 2, 2006. The office building, located at 2401 Fountainview, has 174,369 square feet and is currently 84% leased.
    Acquisition costs consisted of a new mortgage loan and proceeds from a tax-deferred exchange. 2401 Fountainview is the Company's largest property in Texas and the second largest in its portfolio. Major tenants include Sterling Bank, Benchmark Engineering, Inc. and
T. Wade Welch, Inc. The project is located in the Galleria area which is the West Side of Houston.
    William J. Carden, President and CEO, stated, "We are pleased to add this office building to our portfolio. This building increases our Texas portfolio to approximately 1,050,000 square feet. We consider this building a long-term hold due to the location and quality of the project. We plan on acquiring more real estate this year in Houston, Texas. Houston and Texas in general, is considered one of our core markets."
    Mr. Carden added, "Management and leasing of the building will be handled by personnel in our corporate headquarters located in Houston. Any leasing inquiries should be directed to Bill McGrath, CCIM, Regional Leasing Representative, at 713-706-6200."

    American Spectrum Realty, Inc. is a real estate investment and management company that owns 21 office, industrial, and retail properties aggregating over 1.7 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.

    CONTACT: American Spectrum Realty, Inc., Houston
             William J. Carden, 713-706-6200